Exhibit 10.43

DIRECTOR RESTRICTED PHANTOM UNIT AGREEMENT
UNDER
STONEMOR AMENDED AND RESTATED 2019 LONG-TERM INCENTIVE PLAN

This Director Restricted Phantom Unit Agreement (the “Agreement”) entered into as of December 4, 2020 (the “Agreement Date”), by and between StoneMor Inc., a Delaware corporation (the “Company”), and Kevin D. Patrick, a director of the Company (the “Participant”).

BACKGROUND:

In order to make certain awards to key employees, directors and consultants of the Company and its Affiliates, the Company maintains the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (the “Plan”). The Plan is administered by the Compensation, Nominating and Governance Committee (the “Committee”) of the Board of Directors of the Company. The Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Phantom Units, representing notional shares of common stock of the Company. The Participant has determined to accept such Award. Any initially capitalized terms and phrases used in this Agreement, but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

NOW, THEREFORE, the Company and the Participant, each intending to be legally bound hereby, agree as follows:

Article I
AWARD OF PHANTOM UNITS

1.1Creation of Mandatory Deferred Compensation Account. Commencing on January 1, 2021, compensation in the annual amount of $20,000 (“Annual Deferral”) payable to the Participant in consideration for service as a Director, shall be deferred and credited, in the form of Phantom Units, to a mandatory deferred compensation account (the “Mandatory Deferred Compensation Account”) established by the Company for the Participant.

1.2Crediting Phantom Units. The Annual Deferral shall be credited in equal quarterly installments to the Participant’s Mandatory Deferred Compensation Account in the form of Phantom Units, each installment to be credited on the date of the regular quarterly meeting of the Board for such quarter. The number of Phantom Units (or fractions thereof) to be credited to the Participant’s Mandatory Deferred Compensation Account shall be determined by dividing the amount of each quarterly installment by the closing price for the Company’s common stock (the “Common Stock”) as published in The Wall Street Journal or in Yahoo Finance for the trading day immediately prior to the first day of such regular quarterly Board meeting. Notwithstanding the foregoing, in the event that there is no meeting of the Board during any calendar quarter, the crediting shall occur on such date as is designated by the Company. Crediting of Phantom Units (or fractions thereof) to the Participant’s Mandatory Deferred Compensation Account shall not entitle the Participant to the rights of a stockholder of the Company or a holder of shares of Common Stock. The term “quarterly”, as used in this Agreement, refers to calendar quarters.

1.3Crediting Dividend Equivalent Rights (“DERs”). For each Phantom Unit in the Participant’s Mandatory Deferred Compensation Account, the Company shall credit such account, solely in Phantom Units (or fractions thereof), with an amount, in respect of DERs, equal to the cash dividends paid on a share of Common Stock. The crediting shall occur as of the date on which such cash dividends on the Common Stock are paid. The number of Phantom Units (or fractions thereof) to be credited to the Participant’s Mandatory Deferred Compensation Account shall be calculated by dividing the dollar amount of the DERs by the closing price for the Common Stock as published in The Wall Street Journal or in Yahoo Finance for the trading day immediately prior to the day on which the cash dividend is paid on the Common Stock. Any fractional Phantom Unit created by DERs or otherwise shall likewise be entitled to further DERs equal to cash dividends paid on the Common Stock multiplied by such fractional Phantom Unit. The Company will establish a bookkeeping method to account for DERs to be credited to the Participant’s Mandatory Deferred Compensation Account. DERs shall cease to be credited to the Participant’s Mandatory Deferred Compensation Account from and after any of the events specified in Section 1.4 hereof, except to the extent that any balance remains in the Participant’s Mandatory Deferred Compensation Account after such event. DERs shall not bear interest.

1.4Time of Payment. Participant shall be entitled to payment of the Participant’s Mandatory Deferred Compensation Account upon the first payment event to occur pursuant to Section 409A(a)(2) of the Code and the rules and regulations adopted thereunder as follows:

(1)Separation from Service as described under Section 409A of the Code and the rules and regulations adopted thereunder; or

(2)Disability of the Participant. The Participant is considered disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(3)an “Unforeseeable Emergency” with respect to the Participant, but subject to the limitations under Section 409A of the Code and the rules and regulations adopted thereunder as to any amount which may be paid. An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)) or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee; or

(4)a “Change of Control” of the Company, as defined in the Plan, but subject to any further limitations under Section 409A of the Code and the rules and regulations adopted thereunder; or

(5)death of the Participant. Upon the death of a Participant prior to the full payment of all amounts credited to the Participant’s Mandatory Deferred Compensation Account, the balance of such Mandatory Deferred Compensation Account shall be paid in accordance with Sections 1.5 and 1.6.

All payments of the Participant’s Mandatory Deferred Compensation Account will commence on or before the later of: (1) the last day of the calendar year in which the payment event occurs or (2) the 15th day of the third month following the date the payment event occurs. No payment of the Mandatory Deferred Compensation Account shall be made to the Participant prior to the occurrence of any of the preceding payment events and only to the extent permitted under Section 409A(a)(2) of the Code and the rules and regulations adopted thereunder.

1.5Method of Payment.

(a)All payments for Phantom Units (or fractions thereof) credited to the Participant’s Mandatory Deferred Compensation Account shall be made in shares of Common Stock, except as the Company, at its option, otherwise elects as provided in Section 1.5(b) hereof. The number of shares of Common Stock paid shall be equal to the number of whole Phantom Units in the Participant’s Mandatory Deferred Compensation Account. For this purpose, any fractional Phantom Units in such Account shall be combined to equal whole Phantom Units to the extent possible. If after such combination there is any remaining fractional Phantom Unit, such remaining fractional Phantom Unit shall be distributed as an amount of cash equal to the product of multiplying such fractional Phantom Unit by the closing price for the Common Stock as published in The Wall Street Journal or in Yahoo Finance for the trading day immediately prior to the payment date.

(b)The Company, at its option, may elect to pay all or any portion of the Mandatory Deferred Compensation Account in cash instead of paying in shares of Common Stock. Phantom Units (or fractions thereof) credited to the Participant’s Mandatory Deferred Compensation Account shall be valued at the closing price for the Common Stock as published in The Wall Street Journal or in Yahoo Finance for the trading day immediately prior to the payment date.

1.6Designation of Beneficiary.

(a)In the event of the Participant’s death, the primary death beneficiaries and contingent death beneficiaries entitled to receive payments due the Participant at the time of death are designated below the Participant’s signature on this Agreement, unless such designation is amended as provided in this Section 1.6, in which case the amended designation shall apply. No amendment to the designation of the beneficiaries shall be valid unless in a writing, signed by the Participant, dated, and filed with the Committee during the lifetime of the Participant. A subsequent beneficiary designation will cancel all beneficiary designations signed and filed earlier under this Agreement. In case of a failure of designation of a beneficiary, or the death of the designated beneficiary (to whom a payment is otherwise due hereunder) without a designated successor, distribution shall be paid in one lump sum to the estate of the Participant.

(b)The interest in any amounts hereunder of a spouse who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including, but not limited to, such spouse’s will, nor shall such interest pass under the laws of intestate succession.

(c)No payment shall be made to a designated contingent death beneficiary unless it is proven to the satisfaction of the Committee that the designated primary death beneficiary is deceased.

1.7Source of Payments. All payments of deferred compensation shall, if paid in cash, be paid solely from the general funds of the Company and the Company shall be under no obligation to segregate any assets in connection with the maintenance of any Mandatory Deferred Compensation Account, nor shall anything contained in this Agreement nor any action taken pursuant to the Plan create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and the Participant. Title to the beneficial ownership of any assets, whether cash or investments, that the Company may designate to pay the amount credited to a Mandatory Deferred Compensation Account shall at all times remain in the Company and the Participant shall not have any property interest whatsoever in any specific assets of the Company. Participant’s interest in any Mandatory Deferred Compensation Account shall be limited to the right to receive payments pursuant to the terms of this Agreement and such rights to receive shall be no greater than the right of any other unsecured general creditor of the Company.

1.8Nonalienation of Benefits. Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the right to receive any payment under this Agreement except in accordance with Section 1.6, and the right to receive any payment hereunder shall not be subject to attachment, lien or other involuntary encumbrance.

1.9Acceptance of Terms. The terms and conditions of this Agreement shall be binding upon the heirs, beneficiaries and other successors in interest of the Participant to the same extent that said terms and conditions are binding upon the Participant.

Article II
GENERAL PROVISIONS

2.1No Right Of Continued Board Service. The receipt of this Award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the service of the Board of the Company or any of its subsidiaries. Nothing in the Plan or in this Agreement shall affect any right which the Company or any of its subsidiaries may have to terminate the Board service of the Participant. The payment of Mandatory Deferred Compensation Account under this Agreement shall not give the Company or any of its subsidiaries any right to the continued services of the Participant for any period.

2.2Rights As A Limited Partner. Neither the Participant nor any other person shall be entitled to the privileges of ownership of Common Stock, or otherwise have any rights as a stockholder, by reason of the award of the Phantom Units covered by this Agreement.

2.3Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. Cash payments in respect of any Phantom Units, and/or the related DERs, shall be made net of any applicable federal, state, or local withholding taxes.

2.4Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding. The Committee may refuse to issue shares of Common Stock as provided in Section 8(f) of the Plan and, without limiting the foregoing, may refuse to issue shares of Common Stock if, in its sole discretion, the Committee determines that the issuance of such Common Stock may violate federal or state securities laws, the listing rules of the New York Stock Exchange, or the Certificate of Incorporation or Bylaws, in each case as amended, of the Company.

2.5Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which the Phantom Units are granted, the provisions of the Plan shall govern and prevail. The Phantom Units, the related DERs and this Agreement are each subject in all respects to, and the Company and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without the Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.

2.6Amendment or Supplement. This Agreement shall not be amended or supplemented except by an instrument in writing executed by both parties to this Agreement, without the consent of any other person, as of the effective date of such amendment or supplement.

2.7Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.8Governing Law.

(a)THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

(b)It is the intention of the Company and the Participant that this Agreement satisfy the requirements set forth in Section 409A of the Internal Revenue Code of 1986 (as amended) (the “Code”) as are necessary to allow the deferral of federal income tax on the deferred compensation resulting from this Agreement and to avoid the constructive receipt of such deferred compensation. In the event that this Agreement fails to satisfy any of the requirements necessary to avoid constructive receipt under Section 409A of the Code, this Agreement shall be deemed automatically amended as of the date hereof to conform to such requirements.

2.9Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to the Company shall be deemed to have been duly given or made upon actual receipt by the Company. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a)if to the Company:	StoneMor Inc.
3600 Horizon Boulevard
Trevose, PA 19053
Attention: President and Chief Executive Officer

(b)if to the Participant: to the address for the Participant as it appears on the Company’s records.

2.10Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.11Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement, and embodies the entire understanding of the parties with respect to the subject matter hereof.

2.12Acceptance of Terms. The terms and conditions of this Agreement shall be binding upon the estate, heirs, beneficiaries and other successors in interest of the Participant to the same extent that said terms and conditions are binding upon the Participant.

2.13Arbitration. Any dispute or disagreement between Participant and the Partnership with respect to any portion of this Agreement or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be settled by arbitration, conducted in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association or its successor, as amended from time to time. However, prior to submission to arbitration the Participant will attempt to resolve any disputes or disagreements with the Partnership over this Agreement amicably and informally, in good faith, for a period not to exceed two weeks. Thereafter, the dispute or disagreement will be submitted to arbitration. At any time prior to a decision from the arbitrator(s) being rendered, the Participant and the Partnership may resolve the dispute by settlement. The Participant and the Company shall equally share the costs charged by the American Arbitration Association or its successor, but the Participant and the Company shall otherwise be solely responsible for their own respective counsel fees and expenses. The decision of the arbitrator(s) shall be made in writing, setting forth the award, the reasons for the decision and award and shall be binding and conclusive on the Participant and the Company. Further, neither Participant nor the Company shall appeal any such award. Judgment of a court of competent jurisdiction may be entered upon the award and may be enforced as such in accordance with the provisions of the award.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

STONEMOR INC.

By:	/s/ Austin K. So
	Name:	Austin K. So

	Title:	Senior Vice President, Chief Legal Officer and Secretary

The Participant hereby acknowledges receipt of a copy of the foregoing Restricted Phantom Unit Agreement and the Plan, and having read them, hereby signifies his or her understanding of, and his or her agreement with, their terms and conditions as of the date set forth above. The Participant hereby accepts this Restricted Phantom Unit Agreement in full satisfaction of any previous written or verbal promises made to him by the Company or any of its Affiliates with respect to Restricted Unit or Phantom Unit grants or other grants under the Plan.

/s/ Kevin D. Patrick
Kevin D. Patrick

Nathalie Demedts	Spouse
Name of Primary Death Beneficiary	Relationship to Participant

Estate of Kevin D. Patrick c/o Cozen O’Connor, Philadelphia, PA	Attorney/Estate Counsel
Name of Contingent Death Beneficiary	Relationship to Participant